Exhibit 5.1

8 July 2020

Amryt Pharma plc
Dept 920a
196 High Road
Wood Green
London N22 8HH
United Kingdom

Re: Amryt Pharma plc

Dear Sirs,

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Amryt Pharma plc, a company incorporated under the laws of England and Wales with registered number 12107859 (the “Company”), in connection with the registration statement on Form S-8 filed on 8 July 2020 with the Securities and Exchange Commission of the United States pursuant to the Securities Act of 1933 of the United States, as amended (the “Securities Act”) (the “Registration Statement”) which relates to the registration of 23,904,531 ordinary shares of £0.06 each in the capital of the Company (such number of shares being the “Shares”) issuable in connection with the exercise of options or the terms of restricted share units (together, “Equity Incentives”) in each case granted or to be granted pursuant to the “Amryt Pharma plc Equity Incentive Plan” (the “Equity Incentive Plan”) and the “Amryt Pharma plc Equity Incentive Plan Sub-Plan for U.S. Participants” (the “U.S. Sub-Plan”).

1.2
We are solicitors qualified in England and Wales.  We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.  No opinion is expressed as to matters of fact.  By giving this opinion, we do not assume any obligation to notify you or any other person of any changes in law following the date of this opinion which may affect the opinion expressed herein, or to otherwise update this opinion in any respect.

1.3	This opinion and any non–contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

1.4	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

2.1	For the purpose of giving this opinion, we have examined copies of:

8 July 2020

2.1.1
the Certificates of Incorporation and the articles of association of the Company as adopted by a special resolution of the Company on 23 September 2019 (effective 24 September 2019) obtained as part of the Company Registry Searches (as defined below);

2.1.2	the Equity Incentive Plan (which is stated as being adopted on 23 September 2019 and amended on 18 May 2020); and

2.1.3	the U.S. Sub-Plan (which is stated as being effective as of 18 May 2020).

2.2
On 7 July 2020, at 2:52 p.m., we carried out a search of the Companies House beta service operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Registry Searches”).

2.3
Legalinx Ltd has made, on 7 July 2020, at 12:01 p.m., an enquiry in respect of the Company with the Central Registry of Winding–Up Petitions maintained by the Companies Court in London (the “Central Registry Searches”).

2.4	For the purposes of giving this opinion we have relied on a certificate given by an officer of the Company.

2.5
Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1
Authenticity: all documents (including copy documents) examined by us are and will remain authentic, accurate and complete and all signatures and seals thereon (if any) are genuine, and any document examined by us which is in draft form, will be in the same form when finalised;

3.1.2
Effective documents: all documents examined by us and/or on which we base this opinion are and will remain up–to–date and effective, and there will be no amendment to any such document, in each case until after completion of the allotment and issue of all the Shares (“Completion”);

3.1.3
Solvency: the Company was and will be solvent at the time of agreeing to grant the Equity Incentives and to allot and issue the Shares and did not and will not become insolvent as a result of entering into the arrangements in connection with which the Equity Incentives were and are to be granted and the Shares were and are to be allotted and issued; and the Company will remain solvent until after Completion; and the Company has not entered into any composition or arrangement with its creditors (or any class of them) (and will not do so until after Completion);

8 July 2020

3.1.4
Shareholders’ Resolutions: the meeting of the shareholders of the Company to be held on 29 July 2020, inter alia, to approve the U.S. Sub-Plan (the “U.S. Sub-Plan Resolutions”), will be properly convened and conducted and the U.S. Sub-Plan Resolutions will be passed without amendment at the meeting and will remain in full force and effect, and any terms and conditions of such resolutions will be satisfied;

3.1.5
Board Resolutions: one or more meetings of the board of directors of the Company (and/or a duly authorised committee thereof) will be held to resolve to allot and issue the Shares, each such meeting will be properly convened and conducted, the resolutions will be validly passed and will remain in full force and effect, and any terms and conditions of such resolutions will be satisfied;

3.1.6
Share issuance: to the extent not already granted, the Equity Incentives will be granted in accordance with the Equity Incentive Plan and the U.S. Sub-Plan (as applicable); and the Shares will be issued and paid up as contemplated by the Equity Incentive Plan and the U.S. Sub-Plan (as applicable), consideration at least equivalent to the nominal value thereof and any premium will be received by the Company and valid entries will be made in the books and registers of the Company reflecting the issue of the Shares;

3.1.7
Filings: the records of the Registrar of Companies and the Central Registry of Winding–Up Petitions (“Filings”) are complete, accurate and up–to–date and there would be no change to the Company Registry Searches or the Central Registry Searches if they were carried out at Completion assuming that at such time the Filings were complete, accurate and up to date; and all documents required to be filed with the Registrar of Companies were filed or will be filed within the relevant time limits;

3.1.8
Directors: the directors of the Company in office at all relevant times: (a) have been (and will be) validly appointed; and (b) have acted (and will act) in good faith and have complied (and will comply) with their duties under all applicable laws and the articles of association of the Company in force at the relevant time;

3.1.9
No breach: the Company was not, and will not be, by reason of the grant of any Equity Incentives or the allotment and issue of any Shares or related matters, in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

3.1.10
Misconduct etc.: neither the Company, nor any person employed by or acting on behalf of the Company, was, is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the relevant agreements, which might render any such agreement, or any transaction contemplated thereby or any associated activity illegal, void or voidable;

8 July 2020

3.1.11
No offer: no transferable securities of the Company have been offered or will be offered to the public in the United Kingdom except in accordance with a relevant exemption under Regulation (EU) 2017/1129; and

3.1.12
Regulatory requirements: the Company and each other party involved in any offer or grant of Equity Incentives and in any offer of the Shares or in their allotment or issue has complied (and will comply) with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), any applicable secondary legislation made under it and any other requirements of any regulatory authority the rules of which the Company or any such party is subject to with respect to anything done (or to be done) by them in relation to such matters in, from or otherwise involving the United Kingdom (including sections 19 (general prohibition) and 21 (financial promotion) of FSMA).

4.	OPINION

Based on the documents referred to in paragraph 2 of this opinion and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the Shares, once they have been issued and paid for, will have been validly issued, be fully paid and not subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section.

5.2
Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete, accurate and up–to–date.  In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.  Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.3
Set–off etc.: We express no opinion as to the existence of equities, rights of set–off, counterclaims, liens, charges and encumbrances which are not registrable in England and Wales and which may have arisen and not been so registered.

8 July 2020

5.4	Insolvency etc.: This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally.

5.5	Unlawful communications: An agreement which is entered into in consequence of an unlawful communication may be unenforceable pursuant to FSMA.

6.	RESPONSIBILITY

6.1
This opinion is addressed to you in connection with the Registration Statement.  Save as set out in paragraph 6.2, this opinion is not to be used or relied upon for any other purpose or by any other person or circulated, quoted or otherwise referred to without, in each case, our written permission.

6.2
We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

6.3	This opinion is given by Gibson, Dunn & Crutcher UK LLP which assumes liability for and is solely responsible for it.

Yours faithfully,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER UK LLP